                                                                    EXHIBIT 99.1


                                            CYBERCASH, INC.
                                            2100 Reston Parkway
                                            Reston, VA  20191
                                            (Nasdaq: CYCH)




AT THE COMPANY                    AT THE FINANCIAL RELATIONS BOARD
--------------                    --------------------------------
Bill Melton, President and CEO    Marianne Stewart - General Info (212) 661-8030
(703) 716-5204                    Carolynne O'Grady - Analyst (212) 661-8030
James Condon, CFO                 Martin Gitlin - Media (212) 661-8030
(703) 716-5208

FOR IMMEDIATE RELEASE
---------------------
August 6, 1997

                  CYBERCASH, INC. RAISES $15 MILLION IN EQUITY
                           THROUGH PRIVATE PLACEMENT

RESTON, VA., AUGUST 6, 1997 -- CyberCash, Inc. (Nasdaq:CYCH), an innovative technology services company that enables secure financial transactions on the Internet, today announced that it has raised $15 million in equity capital through a private placement of convertible preferred stock to two private equity funds. According to James Condon, CyberCash CFO, "We believe that this infusion of new equity, combined with the spending controls the Company has instituted, should provide sufficient capital resources to carry CyberCash through to profitability."

The preferred stock issued in the transaction is convertible into common stock at a conversion price based on the market price for CyberCash stock on the Nasdaq National Market System during a measurement period immediately preceding the election to convert. The holders of the preferred stock are subject to certain limits on the number of shares they can convert at any one time.
During the first five months, the holders may convert only if the market price of the common stock is above $17 per share, or if it increases by at least 25% during the measurement period. The Company has agreed to register the underlying common stock for resale.

"We believe the structure of this transaction is quite favorable to our existing stockholders," Mr. Condon said. "We are, in effect, raising today's capital at tomorrow's prices. If our stock price increases, as we hope it will, our stockholders will sustain less dilution than if we had simply sold common stock at a typical discount from the current market price."

CyberCash, Inc., of Reston, Virginia, founded in August 1994, is a technology-driven company that provides software and services to enable secure financial transactions on the Internet. The Company offers a complete suite of Internet payment solutions, including a credit card service, which handles payments using major credit cards; the Company's innovative micropayment service which enables cash

                                   -MORE-

CyberCash, Inc.
Page 2


transactions; and the secure electronic check service which allows consumer-to-business and business-to-business funds transfer via checking accounts. CyberCash works with virtually all transaction processing institutions, and allows banks to offer secure Internet payment systems to their customers.

This press release contains statements that are forward looking, including statements about the Company's future profitability and stock price. They are based on the Company's current expectations, and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risk include the pace of growth of Internet commerce, the development by the Company and its competitors of new products and services, strategic decisions by major participants in the industry, competitive pricing pressures, legal and regulatory developments, general economic conditions, and stock market developments affecting technology companies. Further information abut these and other relevant risks and uncertainties may be found in the Company's report on Form 10-K, and its other filings with the Securities and Exchange Commission, all of which are available from the Commission and from the Company's worldwide web site http://www.cybercash.com as well as other sources.

To receive CyberCash's latest news and corporate developments via fax at no cost, please call 1-800-PRO-INFO. Use company code CYCH. Additional information on the Company can be obtained at http://www.cybercash.com.

                                      ###